Exhibit 99.1

NEWS RELEASE

Contact: Bob Cardon, Dynatronics Corporation
           800-874-6251 or 801-568-7000

Dynatronics Announces Fiscal Third Quarter Financial Results

Cottonwood Heights, Utah (May 14, 2015) – Dynatronics Corporation (NASDAQ: DYNT) today announced results for its fiscal third quarter and nine months ended March 31, 2015.

Net sales in the quarter increased 8.2 percent to $6,690,705, compared to $6,185,642 in the same period of the prior year. Net sales in the nine-month period increased 4 percent to $21,210,219, compared to $20,387,856 in the nine months ended March 31, 2014.

“The 8.2 percent increase in sales for the quarter continues a sustained upward trend in revenues that began in May 2014,” reported Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. “With year-to-date sales growth of 4 percent, we are encouraged by the acceleration in the rate of sales growth in the third quarter. In addition, we ended the quarter with approximately $1,100,000 in backorders – the fourth largest amount in the company’s history.  New clinic openings and international orders are driving large purchases of medical equipment, resulting in the top-line improvement.”

Net loss for the quarter was $208,013 ($.08 per common share), compared to $161,752 ($.06 per common share) for the quarter ended March 31, 2014. Net loss for the nine-month period was $300,631 ($.12 per common share), compared to a net loss of $225,441 ($.09 per common share) for the nine months ended March 31, 2014.

“Three primary factors affected profits in the quarter and nine-month period,” Cullimore explained. “First, our network of dealers accounted for a higher percentage of sales during the quarter.  We sell to dealers at wholesale prices which has the effect of lowering gross profit margins.  Second, increased sales of distributed products, which carry lower-than-average margins, reduced gross profit percentages for the quarter and nine-month periods.  Lastly, costs related to a terminated acquisition included legal fees and other acquisition development costs of $255,746 for the nine months ended March 31, 2015. Of that amount, $35,874 was incurred in the quarter ended March 31, 2015. Exclusive of transaction costs during the nine-month period, our loss would have been approximately $260,000, or a $90,000 improvement over the prior year despite the decreased gross profit margin.”

Management has developed plans for addressing the reduction in gross profit margins.  Introducing new capital equipment products and focusing sales on the company’s proprietary products is at the heart of this plan. “By focusing our sales efforts on increasing sales of our higher margin manufactured products, we should not only improve top-line sales, but also bring margins back into more historic norms,” Cullimore added.

On May 4, 2015, Dynatronics announced it had undertaken a private placement of convertible preferred stock for gross proceeds of up to $5,000,000.  The investors in the private placement are led by affiliates of Prettybrook Partners, LLC. The transaction is scheduled to close at the end of June, following shareholder approval of certain terms of the private placement at the company’s annual meeting of shareholders on June 29, 2015. “This infusion of capital will allow us to expand our business both organically and through strategic acquisitions,” said Cullimore. “Perhaps more important than the capital is the benefit of working with key individuals from Prettybrook Partners who support our team. We expect their experience and influence to make a difference in a very positive way.”

“With sustained sales growing at an accelerating rate, improving market conditions and new opportunities for growing organically and through acquisition, the future of Dynatronics has taken a very positive turn,” he concluded.

Dynatronics has scheduled a conference call for investors on Thursday, May 14, 2015, at 1:30 p.m. ET. Those wishing to participate should call: (877) 471-2694 and use Conference ID: 47797679

The following is a summary of the financial results as of March 31, 2015 and 2014, and for the quarter and nine-month periods then ended:

Summary Selected Financial Data
Statement of Operations Highlights

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2015	2014	2015	2014
Net sales	$6,690,705	$6,185,642	$21,210,219	$20,387,856
Cost of sales	4,498,818	3,929,523	13,987,149	12,873,138
Gross profit	2,191,887	2,256,119	7,223,070	7,514,718

Selling, general, and admin. expenses	2,181,523	2,245,595	6,593,000	6,940,427
Research and development expenses	236,461	212,905	687,961	766,438
Non-recurring acquisition costs	35,874	-	255,746	-
Other expense, net	82,584	52,465	200,556	157,624
Loss before income taxes	(344,555)	(254,846)	(514,193)	(349,771)
Income tax benefit	136,542	93,094	213,562	124,330
Net loss	$(208,013)	$(161,752)	$(300,631)	$(225,441)

Basic and diluted net loss per common share	$(0.08)	$(0.06)	$(0.12)	$(0.09)

Balance Sheet Highlights

	March 31, 2015	June 30, 2014

Cash and cash equivalents	$341,434	$332,800
Trade accounts receivable	2,853,000	3,165,396
Inventories, net	6,146,117	6,157,848
Total current assets	10,461,314	10,378,927

Line of credit	1,879,077	3,521,209
Accounts payable	2,330,940	2,433,534
Accrued expenses	280,568	342,716
Accrued payroll and benefits expense	341,559	243,394
Total current liabilities	6,000,799	7,031,332

About Dynatronics Corporation:

           Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

Safe Harbor Notification

           This press release contains forward-looking statements. Those statements include references to the company’s expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company’s products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company’s products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company’s SEC reports.